                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
[Amendment No. ......................]


Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

United Technologies Corporation
--------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.


1)   Title of each class of securities to which transaction applies:




2)   Aggregate number of securities to which transaction applies:




3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):




4)   Proposed maximum aggregate value of transaction:




5)   Total fee paid:



[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
                                  ---------------------------------------------

     2) Form, Schedule or Registration Statement No.:
                                                      ------------------------

     3) Filing Party:
                       -------------------------------------------------------

     4) Date Filed:
                     ---------------------------------------------------------

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]


Dear Fellow Shareowner:

  You are cordially invited to attend our 1998 Annual Meeting of Shareowners of United Technologies Corporation to be held April 30, 1998 at the FOUR SEASONS HOTEL, ONE LOGAN SQUARE, PHILADELPHIA, PENNSYLVANIA. The doors will open at 10:30 a.m. and the meeting will begin at 11:00 a.m.

  At the meeting, we will report on the operations, progress and plans of the Corporation, and give you an opportunity to ask questions. The Annual Meeting is open to all shareowners or their authorized representatives. To attend the meeting, complete and return the enclosed postage-paid reservation card directly to the Corporation. An admission ticket will be mailed to you.

  If your shares are held of record by a broker or other nominee in street name and you wish to attend the meeting, your broker or nominee must give written notice to the Corporation that you are its authorized representative for those shares.

  Your vote is important, and we urge you to sign, date and return the proxy card in the envelope provided whether or not you plan to attend the meeting. If you decide to attend the meeting, you may vote your shares in person, if you wish.

  We hope to see you on April 30th.


                                            George David
                                            Chairman &
                                            Chief Executive Officer

Hartford, Connecticut
March 30, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Notice of Annual Meeting...................................................   1
Proxy Statement............................................................   2
General Information Concerning the Board of Directors......................   3
Item No. 1--Election of Directors..........................................   4
Item No. 2--Appointment of Independent Public Accountants..................  10
Item No. 3--Shareowner Proposal............................................  11
Item No. 4--Shareowner Proposal............................................  11
Item No. 5--Shareowner Proposal............................................  13
Submission of Shareowner Proposals.........................................  14
Report of the Committee on Compensation and Executive Development..........  15
Compensation of Executive Officers.........................................  18
Other Business.............................................................  23
Proxies and Voting.........................................................  23
Annual Report..............................................................  24

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]


                           NOTICE OF ANNUAL MEETING

                         TO BE HELD ON APRIL 30, 1998

To the Owners of Common and Preferred Stock:

  The Annual Meeting of Shareowners of United Technologies Corporation will be held at the FOUR SEASONS HOTEL, ONE LOGAN SQUARE, PHILADELPHIA, PENNSYLVANIA, at 11:00 a.m. on Thursday, April 30, 1998 to consider and take action on the following items and such other business as may properly come before the meeting or any adjournment thereof:

    1. Election of thirteen directors.

    2. Appointment of Independent Public Accountants.

    3. Shareowner proposals described in the accompanying Proxy Statement.

  Only owners of record of Common Stock and Series A ESOP Convertible Preferred Stock of the Corporation at the close of business on March 12, 1998 are entitled to notice of and to vote at the meeting. A list of such shareowners will be available at the time and place of the meeting and during the ten days prior to the meeting at the offices of Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania 19103-6993.

  We urge you to sign and date the enclosed proxy card and return it at once in the enclosed envelope.

                                       William H. Trachsel
                                       Vice President and Secretary

March 30, 1998

                        UNITED TECHNOLOGIES CORPORATION

                                PROXY STATEMENT

  This Proxy Statement is first being mailed to shareowners on or about March 30, 1998 soliciting proxies on behalf of the Board of Directors of United Technologies Corporation, for the Annual Meeting of Shareowners of the Corporation to be held on Thursday, April 30, 1998 at the time and place and for the purposes set forth in the Notice of Annual Meeting. The principal executive offices of United Technologies Corporation are located at One Financial Plaza, Hartford, CT 06101.

RECORD DATE AND OUTSTANDING SHARES

  The record date for determining those shareowners entitled to vote at the Annual Meeting was March 12, 1998. At that date, the Corporation had outstanding 243,060,119 shares of voting stock consisting of 230,167,440 shares of Common Stock and 12,892,679 shares of Series A ESOP Convertible Preferred Stock ("ESOP Preferred"). Each share of Common Stock is entitled to one vote. Each share of ESOP Preferred is entitled to 2.6 votes. The total number of votes entitled to be cast at the meeting is 263,688,405.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   To the knowledge of the Corporation, based on filings on Schedule 13G with the Securities and Exchange Commission, as of December 31, 1997, the following entities beneficially owned more than five percent of the outstanding Common
Stock:

                                                          SHARES
CLASS OF                                               BENEFICIALLY
SECURITY          NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED     PERCENT OF CLASS
--------          ------------------------------------ ------------- ----------------
                  The Equitable Companies Incorporated
                  1290 Avenue of the Americas
Common Stock      New York, NY 10104                   13,627,244/1/      5.95%
                  Morgan Stanley, Dean Witter,
                  Discover & Co.
                  1585 Broadway
Common Stock      New York, NY 10036                   12,097,976/2/      5.28%
                  FMR Corporation
                  82 Devonshire Street
Common Stock      Boston, MA 02109                     11,544,054/3/      5.04%

  All of the shares of ESOP Preferred are held by Bankers Trust Company, 130 Liberty Street, New York, NY 10006, as trustee on behalf of employees of the Corporation who participate in the Corporation's Employee Savings Plan. Bankers Trust Company disclaims beneficial ownership of all such shares.
-------
  (1) The Equitable Companies Incorporated ("Equitable"), a parent holding company, has advised that Equitable, along with certain entities that control Equitable, directly or indirectly, held sole voting power as to 7,932,064 shares, shared voting power as to 1,655,410 shares, sole dispositive power as to 13,622,399 shares and shared dispositive power as to 4,845 shares.

  (2) Morgan Stanley, Dean Witter, Discover & Co. has advised that it held shared voting power as to 8,863,756 of the shares and shared dispositive power as to all 12,097,976 of the shares.

  (3) FMR Corp., a parent holding company, has advised that (i) it, along with the principal stockholders of FMR, directly or indirectly had sole dispositive power as to all 11,544,054 of the shares, sole voting power as to 779,982 shares and no voting power as to 10,764,072 of the shares, and (ii) with the exception of 6,600 shares, the voting and disposition of such shares is exercised through controlled entities that serve as advisors to various investment companies and institutional accounts.

CUMULATIVE VOTING

  In the election of directors of the Corporation, each owner of Common Stock is entitled to a number of votes equal to the number of shares of stock owned multiplied by the number of directors to be elected. Each owner of ESOP Preferred is entitled to a number of votes equal to 2.6 times the number of shares of ESOP Preferred owned multiplied by the number of directors to be elected. By giving written instructions to the Corporation, shareowners may cast all such votes for a single director or may distribute such votes among any two or more of the nominees, as they see fit. If no written instruction is given, the votes will be evenly distributed among all the management nominees. A shareowner may withhold a vote for a particular management nominee by writing the nominee's name on the proxy card in the space provided. Under those circumstances, unless other instructions are given in writing, the shareowner's votes will then be evenly cast among the remaining management nominees.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

  Board of Directors--Directors are elected annually by the shareowners. Nominees are selected by the Board upon recommendation of its Nominating Committee and are chosen for their ability and integrity. As a group, they are expected to bring to the Board experience in national and international business matters, an awareness of the appropriate role of the Corporation in society, and a diversity of opinion and insight. The Board met seven times during 1997 with an average attendance of 95%. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served.

  The Board has established six permanent committees to assist it in the discharge of its responsibilities. Their functions are as follows:

  Executive Committee--The Executive Committee may exercise all powers of the Board of Directors in the management of the Corporation, except those powers that by law or the Corporation's Bylaws are specifically reserved to the entire Board (e.g., the power to amend the Bylaws, declare dividends). Although the Executive Committee has very broad powers, in practice it meets only when it would be inconvenient to call a meeting of the Board. The members of the Executive Committee, which did not meet during 1997, are George David, Chairman, Antonia Handler Chayes, Robert H. Malott, Jacqueline G. Wexler and Howard H. Baker, Jr. (alternate).

  Audit Review Committee--The Audit Review Committee recommends to the Board an accounting firm to serve as Independent Public Accountants for the Corporation, approves services rendered by the Independent Public Accountants and meets with such firm and with the Corporation's internal auditors to receive reports with regard to all auditing matters. The Committee reviews the annual audited financial statements of the Corporation and the adequacy of internal accounting controls. The Committee also confers with the internal auditors to review reports on compliance with the Corporation's policies and procedures, business ethics, financial controls, and with applicable statutes and regulations. The members of the Audit Review Committee, which met four times during 1997, are Howard H. Baker, Jr., Chairman, Antonia Handler Chayes, Charles W. Duncan, Jr., Pehr G. Gyllenhammar, Robert H. Malott, Frank P. Popoff and Jacqueline G. Wexler.

  Committee on Compensation and Executive Development--The Committee on Compensation and Executive Development makes recommendations to the Board on compensation actions involving senior executives of the Corporation. The Committee approves compensation actions involving all elected officers of the Corporation, and periodically reviews in the aggregate, annual salaries of all executives. The Committee approves long term incentive awards for elected officers and certain key executives of the Corporation, and reviews and administers the incentive compensation, long term incentive and other compensation plans of the Corporation. It also reviews and makes recommendations to the Board on policies and programs for the development of management personnel and management structure and organization. The members of the Committee on Compensation and Executive Development, which met eight times during 1997, are Harold A. Wagner, Chairman, Charles W. Duncan, Jr., Jean-Pierre Garnier, Frank P. Popoff and Jacqueline G. Wexler.

  Finance Committee--The Finance Committee is responsible for reviewing and making recommendations to the Board on the management of the financial resources of the Corporation. This Committee also reviews major financial strategies and transactions and major acquisitions and divestitures. The members of the Finance Committee, which met five times during 1997, are Charles W. Duncan, Jr., Chairman, George David, Pehr G. Gyllenhammar, Charles
R. Lee, Robert H. Malott, William J. Perry and Andre Villeneuve.

  Nominating Committee--The Nominating Committee is responsible for making recommendations to the Board on candidates for the Board and on the qualifications and retirement of existing members of the Board. This Committee also is responsible for matters of corporate governance and other matters referred to it by the Board. The Nominating Committee considers nominees recommended to it in writing by shareowners. The members of the Nominating Committee, which met four times during 1997, are Robert H. Malott, Chairman, Howard H. Baker, Jr., Charles W. Duncan, Jr., Charles R. Lee and Pehr G. Gyllenhammar (alternate).

  Public Issues Review Committee--The Public Issues Review Committee has oversight responsibility for the Corporation's response to such public issues as equal employment opportunity, the environment, and safety in the workplace. In addition, the Committee has oversight responsibility for the Corporation's contributions program and political action committees. The members of the Public Issues Review Committee, which met four times during 1997, are Jacqueline G. Wexler, Chairman, Howard H. Baker, Jr., Antonia Handler Chayes, Jean-Pierre Garnier, Pehr G. Gyllenhammar, William J. Perry, Andre Villeneuve, Harold A. Wagner and Charles W. Duncan, Jr. (alternate).

                                  ITEM NO. 1

                             ELECTION OF DIRECTORS

  Thirteen persons are being nominated for election as directors at the 1998 Annual Meeting. Each of the nominees was elected a director at the 1997 Annual Meeting, with the exception of Mr. Villeneuve, who joined the Board in October, 1997.

  Howard H. Baker, Jr. will be retiring from the Board in April. Senator Baker has made numerous important contributions to the Board and the Corporation is fortunate to have had the benefit of his wise advice.

  The proxy holders intend to vote for the election of the following nominees, unless otherwise instructed on the proxy card. Should any of these nominees become unavailable to accept nomination or election as a director, the proxy holders will, at their discretion, vote the shares that they represent for the election of such other persons as the Board of Directors may nominate, unless the Board reduces the number of directors to be elected.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS


                  Antonia Handler Chayes, Senior Advisor and Board Member of Conflict Management Group (CMG), a non-profit firm providing strategic advice on conflict management and Senior Consultant to JAMS\Endispute, a firm that provides alternatives to traditional litigation. Ms. Chayes is an Adjunct Lecturer at the Kennedy School of Government and is Co-Director of the Project on International Compliance and Dispute Settlement at the Program on Negotiation at Harvard Law School. She served as Assistant Secretary of the United States Air Force from 1977 to 1979, and as Under Secretary from 1979 to 1981. Ms. Chayes served as a Commissioner with the Commission on Roles and Missions of the United States Armed Forces, the DOD-CIA Joint Security Commission, and the Vice President's White House Aviation Safety and Security Commission. She is a member of the American Law Institute and the Council on Foreign Relations. She is 68 and has been a director of the Corporation since 1981.

                  George David, Chairman, President and Chief Executive Officer, United Technologies Corporation. Mr. David served as President and Chief Executive Officer of Otis Elevator Company from 1986 through 1988, and as Chairman of Otis from 1987 through 1997. He was elected to the office of Senior Vice President of the Corporation in 1988, and Executive Vice President and President, Commercial/Industrial in 1989. Mr. David was elected President and Chief Operating Officer of the Corporation in February, 1992, Chief Executive Officer in April, 1994 and Chairman in April, 1997. Mr. David is President of the Board of Trustees of the Graduate School of Business Administration at The University of Virginia. He is 55 and has been a director of the Corporation since 1992.




                  Charles W. Duncan, Jr., Private Investor, Houston, Texas. Mr. Duncan has been involved in private investments since 1981. Mr. Duncan served as Secretary of the United States Department of Energy from 1979 to 1981. He is a director of American Express Company, American Express Bank, Ltd., The Coca-Cola Company, and Newfield Exploration Co. Mr. Duncan is 71 and has been a director of the Corporation since 1981.




                  Jean-Pierre Garnier, Ph.D, is the Chief Operating Officer and President and Executive Member of the Board of Directors of SmithKline Beecham plc, Philadelphia, PA (pharmaceuticals). He joined SmithKline Beecham in 1990 as President of its pharmaceutical business in North America and served as Chairman, Pharmaceuticals from 1994 until his appointment to his current position in 1995. Dr. Garnier is a director of the Biotechnology Industry Organization, the Eisenhower Exchange Fellowships and is a member of the Philadelphia Art Museum Executive Committee. Dr. Garnier is 50 and has been a director of the Corporation since 1997.




                  Pehr G. Gyllenhammar, Deputy Chairman and Chairman designate, Commercial Union plc (insurance) and Senior Advisor, Lazard Freres & Co., LLC (investment banking). Mr. Gyllenhammar is the former Executive Chairman, AB Volvo, Goteborg, Sweden. He served as Managing Director and Chief Executive Officer of AB Volvo from 1971 to 1983, as Chairman and Chief Executive Officer until 1990, and as Executive Chairman from 1990 to December 1993. He is a director of Actinova Limited and FMC Corporation, a member of the Supervisory Board of PolyGram N.V. and a trustee of The Reuters Founders Share Co. Limited. He is also Chairman of the Board of Cofinec N.V. and Chairman of Swedish Ships' Mortgage Bank. Mr. Gyllenhammar is 62 and has been a director of the Corporation since 1981.

                  Karl J. Krapek, Executive Vice President of the Corporation and President of Pratt & Whitney. Mr. Krapek joined the Corporation in 1982 as Vice President of Operations for Otis Elevator Company. He was named Otis' President in 1989 and served as Chairman, President and Chief Executive Officer of Carrier Corporation from 1990 to 1992. Mr. Krapek has served as President, Pratt & Whitney since 1992. He is chairman of the Board of Directors of the Connecticut Capitol Region Growth Council, Chairman of the MetroHartford Millennium Management Group, Vice Chairman of the Board of Trustees of the Connecticut State University System, a member of the Director's Advisory Board of the Yale Cancer Center, and a director of Saint Francis Care, Inc. Mr. Krapek is 49 and has been a director of the Corporation since 1997.




                  Charles R. Lee, Chairman and Chief Executive Officer of GTE Corporation, Stamford, Connecticut (telecommunications). Mr. Lee has served since 1992 as Chairman and Chief Executive Officer of GTE. Since joining GTE in 1983, Mr. Lee served as Senior Vice President of Finance from 1983 to 1986, Senior Vice President Finance and Planning from 1986 to 1988, and from 1988 to 1992 he served as President, Chief Operating Officer and a director of GTE. He is a director of The Proctor & Gamble Company and USX Corporation. He is a member of The Business Roundtable and The Business Council, a Trustee of the Board of Trustees of Cornell University, a director of the New American Schools Development Corporation, a member of The Conference Board, Harvard Business School's Board of Directors of the Associates, and a director of the Stamford Hospital Foundation. He is 58 and has been a director of the Corporation since 1994.




                  Robert H. Malott, Retired Chairman of the Board and Chief Executive Officer, FMC Corporation, Chicago, Illinois (manufacturer of machinery and chemicals). He is a director of Manchester Tank Corporation. He also serves on the boards of the National Museum of Natural History, PBS, the National Park Foundation, the Lyric Opera of Chicago, the American Enterprise Institute, the Hoover Institution, Argonne National Laboratories and the International Executive Service Corp., and is a member of The Business Council and the Illinois Business Roundtable. He is on the Board of Trustees of the University of Chicago. Mr. Malott is 71 and has been a director of the Corporation since 1980.




                  William J. Perry is the Michael and Barbara Berberian Professor of Engineering--Economic Systems and Operations Research, Co-Director, Preventive Defense Project at Stanford University. Dr. Perry served as U.S. Secretary of Defense from 1994 to 1997, and as Deputy Secretary of Defense from 1993 to 1994. He is a director of Hambrecht & Quist LLC, The Boeing Company and Yurie Systems, Inc., a telecommunications company. In 1992 and 1993, prior to serving at the Department of Defense, Dr. Perry was a member of the Corporation's Board of Directors. Dr. Perry is 70 and rejoined the Board as a director in 1997.

                  Frank P. Popoff, Chairman of The Dow Chemical Company, Midland, Michigan. Mr. Popoff is also a director of American Express Company, US WEST, Inc., Chemical Financial Corporation and Michigan Molecular Institute. He is a past chairman of the Chemical Manufacturers Association and a member of the Business Council for Sustainable Development, The Business Council, the Council for Competitiveness, the American Chemical Society and director emeritus of the Indiana University Foundation. Mr. Popoff is 62 and has been a director of the Corporation since 1996.




                  Andre Villeneuve, Executive Director of Reuters Holdings PLC, London, England (worldwide news, information and services business). Mr. Villeneuve has headed Reuters' three operating units globally since 1991, and has been a member of Reuters' board since 1988. He is also Chairman of Instinet Corp., Reuters' electronic brokerage subsidiary. After joining Reuters in 1967, Mr. Villeneuve served in various positions in Europe and North America. He was named manager, Reuters Europe in 1981, managed the company's business in North America from 1983 to 1991, assumed additional responsibility for Latin America in 1989 and became president, Reuters Asia in 1991. He is also a director of Commercial Union plc. Mr. Villeneuve is 52 and has been a director of the Corporation since 1997.




                  Harold A. Wagner, Chairman, President and Chief Executive Officer, Air Products and Chemicals, Inc., Allentown, Pennsylvania (industrial gases and chemicals). Mr. Wagner served as President, Air Products and Chemicals, Europe 1988-1990, Executive Vice President, Gases and Equipment 1990-1991, President and Chief Operating Officer 1991-1992 and Chairman, President and Chief Executive Officer since 1992. He is a director of CIGNA Corporation and Daido-Hoxan, a member of The Business Council, the Policy Committee of The Business Roundtable, and chairman of the Pennsylvania Business Roundtable. Mr. Wagner also serves on the Board of Trustees of Lehigh University. Mr. Wagner is 62 and has been a director of the Corporation since 1994.




                  Jacqueline G. Wexler retired as President of the National Conference of Christians and Jews, New York, New York, on December 31, 1990. Mrs. Wexler is a former President of Hunter College of the City University of New York. Mrs. Wexler joined Academic Consulting Associates as a Senior Associate in 1980 and was named President the same year. Mrs. Wexler served in that capacity until 1982. Mrs. Wexler is 71 and has been a director of the Corporation since 1978.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table lists, as of January 1, 1998, the beneficial ownership of UTC equity securities of each current director and nominee, each of the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. At January 1, 1998, none of such directors or executive officers owned or had the right to acquire under stock options exercisable within 60 days in the aggregate more than 1% of the Common Stock or the ESOP Preferred. Directors and executive officers as a group owned, or had the right to acquire under stock options exercisable within 60 days, 1.9% of the Common Stock and less than 1% of the ESOP Preferred.

                                                            SHARES BENEFICIALLY
   NAME                                 CLASS OF SECURITIES OWNED AT 1/1/98(1)
   ----                                 ------------------- -------------------
Howard H. Baker, Jr....................   Common(2)                  4,000
Antonia Handler Chayes.................   Common(2)                  2,600
George David...........................   Common                 1,933,197
                                          ESOP Preferred               880
Charles W. Duncan, Jr. ................   Common(2)(3)              20,800
Jean-Pierre Garnier....................   Common(2)                  2,000
Pehr G. Gyllenhammar...................   Common(2)                    400
Karl J. Krapek.........................   Common                   886,380
                                          ESOP Preferred               892
Charles R. Lee.........................   Common(2)                  6,450
Robert H. Malott.......................   Common(2)                  3,276
William J. Perry.......................   Common(2)                  2,000
Frank P. Popoff........................   Common(2)                  2,000
Andre Villeneuve.......................   Common(2)                  2,000
Harold A. Wagner.......................   Common(2)                  3,706
Jacqueline G. Wexler...................   Common(2)                  3,776
Stephen F. Page........................   Common                   330,284
                                          ESOP Preferred               292
John R. Lord...........................   Common                    80,494
                                          ESOP Preferred             1,002
Irving B. Yoskowitz....................   Common                   304,169
                                          ESOP Preferred               899
Directors & Executive Officers as a
 Group (29)............................   Common                 4,387,928
                                          ESOP Preferred            11,379

-------
  (1) Included in the number of shares of Common Stock beneficially owned by Messrs. David, Krapek, Page, Lord, Yoskowitz and all directors and executive officers as a group are 1,755,000; 724,000; 294,000; 57,000; 279,000; and
3,731,232 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of employee stock options and stock appreciation rights; 153,931; 45,610; 13,092; 0; 14,409; and 376,498 shares, respectively, as to which such persons have sole voting and investment power; and 24,266; 16,770; 23,192; 23,494; 10,760; and 280,198 shares, respectively, as to which such persons have sole voting but no investment power. Each person and group shown as beneficially owning shares of ESOP Preferred Stock has sole voting and sole investment power as to such shares. Each of the following directors has sole voting power but no investment power with respect to 2,000 shares of restricted Common Stock: Ms. Chayes, Mrs. Wexler, Messrs. Baker, Duncan, Garnier, Lee, Malott, Perry, Popoff, Villeneuve and Wagner. Ms. Chayes, Mrs. Wexler, Messrs. Baker, Garnier, Gyllenhammar, Lee, Malott, Perry, Popoff, Villeneuve and Wagner have sole voting and investment power with respect to the balance of their holdings of Common Stock.

  (2) In addition to shares shown as beneficially owned at January 1, 1998, nonemployee directors held vested deferred stock units, each unit of which is valued by reference to one share of Common Stock, as follows:

Howard H. Baker, Jr. ...  7,267
Antonia Handler Chayes..  7,637
Charles W. Duncan, Jr...  9,781
Jean-Pierre Garnier.....    884
Pehr G. Gyllenhammar.... 10,691
Charles R. Lee..........  3,718

Robert H. Malott........ 9,274
William J. Perry........   815
Frank P. Popoff......... 1,577
Andre Villeneuve........   191
Harold A. Wagner........ 2,423
Jacqueline G. Wexler.... 8,727

  (3) Includes 10,800 shares owned directly by Mr. Duncan as to which he has sole voting and investment power; 8,000 shares owned by a partnership in which Mr. Duncan is both a limited partner and a general partner, as to which he has shared voting and investment power; and 2,000 shares as to which he has sole voting power but no investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  As required by the Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, the Corporation notes that Mr. Irving
B. Yoskowitz, an officer, inadvertently failed to report on his Form 5 for 1996 a disposition by gift of 58 shares of Common Stock. An amended Form 5 was filed to report this disposition. The Corporation also notes that Mrs. Antonia Handler Chayes, a director, inadvertently failed to report on a Form 4 a sale in 1997 of 600 shares of Common Stock. The sale was later reported on a Form 5 for 1997.

CERTAIN BUSINESS RELATIONSHIPS

  Lazard Freres & Co., LLC, of which Mr. Gyllenhammar is a senior advisor, performs investment banking services and provides financial advisory services to the Corporation.

  The Corporation and its subsidiaries have had, and expect in the future to have, transactions in the ordinary course of business with such firm and other unaffiliated corporations of which certain of the nonemployee directors are officers or directors. In the past, the amounts involved have not been material in relation to its business and the Corporation believes that such amounts are not material in relation to the businesses of such other firms and corporations or the interests of the directors involved.

COMPENSATION OF DIRECTORS

  Nonemployee directors are paid an annual retainer of $60,000 ($65,000 for committee chairpersons), with no meeting fees paid for regularly scheduled Board or Committee meetings. 60% of this retainer is paid in stock units under the United Technologies Corporation Board of Directors Deferred Stock Unit Plan, and the remaining 40% is paid in cash or additional stock units, at the election of the director. Each stock unit has a value equal to one share of Common Stock of the Corporation and is settled in cash at the time of termination of service as a director, which is paid to the director in a lump sum or in installments. Each stock unit credited to a director's account earns additional stock units equivalent in value to the dividend paid on Common Stock. There are no voting rights attached to stock units.

  Under the United Technologies Corporation Nonemployee Director Stock Option Plan, each nonemployee director receives an annual grant of 2,000 stock options. The options, which are awarded each year on the date of the annual meeting, have a ten-year term and become exercisable three years from the date of grant. The exercise price is equal to the closing market price of Common Stock on the date of grant.

  Upon becoming a director, each nonemployee director receives a one-time grant of 2,000 shares of restricted Common Stock. Regular quarterly dividends are paid on each such share of Common Stock. The shares vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. Should a director leave the Board before all of the director's restricted shares vest, the non-vested shares will be forfeited, except that, in the event of the death or disability of a director or a change in control of the Corporation, or if a director retires or resigns to accept full time employment in public or charitable service, all shares not previously vested will vest immediately. In lieu of shares of restricted Common Stock, any non-U.S. director is eligible to receive a one-time grant of 2,000 restricted share units, each unit being equal in value to one share of Common Stock. Vesting provisions for such units are the same as for restricted stock. At retirement, a cash payment equal to the then-current value of a share of Common Stock will be paid to such director for each vested unit. A quarterly cash payment equal to the dividend paid on a share of Common Stock is paid on each stock unit.

  As part of its overall program of support for charitable institutions and to attract and retain qualified directors, the Corporation maintains the Directors' Charitable Gift Program. This program is funded by life insurance on the lives of the members of the Board of Directors. Under this program, the Corporation intends to make charitable contributions of up to a total of $1 million following the death of a director, allocated among up to four charitable organizations recommended by the director. At this date, all current directors have applied to participate or are participants in this program. Beneficiary organizations recommended by directors must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations ultimately paid by the Corporation are expected to be deductible from taxable income for purposes of federal and other income taxes payable by the Corporation. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Corporation.

                                  ITEM NO. 2
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Audit Review Committee has nominated the firm of Price Waterhouse LLP to be Independent Public Accountants of the Corporation, to act as General Auditor until the 1999 Annual Meeting. During 1997, Price Waterhouse LLP provided the Corporation with audit and related services, as well as certain non-auditing services. Fees for audit and audit-related services totaled approximately $10.5 million and fees for non-auditing services totaled approximately $5.8 million. Services rendered by Price Waterhouse LLP are approved by the Audit Review Committee and reviewed for any possible effect on independence; whenever possible, this approval is obtained prior to the rendering of the service and in other cases as soon thereafter as practicable.

  Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they desire. They will also be available to respond to appropriate questions from shareowners.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PRICE WATERHOUSE
                                           ---
LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION.

                                  ITEM NO. 3
                              SHAREOWNER PROPOSAL

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, NW, Washington, DC 20037, owner of 100 shares of Common Stock, has given notice that she intends to introduce the following proposal for adoption at the Annual Meeting:

                          TEXT OF SHAREOWNER PROPOSAL

  "RESOLVED: That the shareholders of United Technologies recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

                      SUPPORTING STATEMENT OF SHAREOWNER

  "REASONS: The President of the U.S.A. has a term limit, so do Governors of many states. Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders. No director should be able to feel that his or her directorship is until retirement.

  If you AGREE, please mark your proxy FOR this resolution."

                THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

  The Board of Directors believes that requiring all outside directors to leave the Board after six years of service would not be in the best interests of the Board, the Corporation or the shareowners. Such a policy would deprive the Corporation of the benefit of the experience and insight of directors who have gained valuable knowledge concerning the Corporation's operations, and whose tenure has given them an important perspective on the development and implementation of the long-term strategies of the Corporation. Rather than adopting fixed term limits, the Board believes it is more beneficial to periodically review the Board's effectiveness as a group. The Nominating Committee, which is comprised exclusively of independent members of the Board of Directors, is responsible for reporting to the Board on its assessment of the Board's performance.

  THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST
                                                                     -------
THIS PROPOSAL.


                                  ITEM NO. 4
                              SHAREOWNER PROPOSAL

  The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, beneficial owners of 1596 shares of Common Stock, have given notice of their intent to introduce the following proposal for adoption at the Annual Meeting:

                          TEXT OF SHAREOWNER PROPOSAL

     "CRITERIA FOR THE ACCEPTANCE AND IMPLEMENTATION OF MILITARY CONTRACTS

  WHEREAS the proponents of this resolution believe that the Board of United Technologies should establish criteria to guide management in their defense contract bidding and implementation activities;

  WHEREAS we believe that economic decision making has both an ethical and a financial component;

  WHEREAS we believe our company's ethical responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations;

  WHEREAS we believe decisions to develop and to produce weapons can have great consequences to the lives and/or freedom of people worldwide if the company has not considered its ethical responsibilities ahead of time; therefore be it

  RESOLVED that the shareholders request the Board of Directors to establish a committee to research this issue and to develop criteria for the bidding, acceptance, and implementation of military contracts and to report the results of its study to shareholders at its 1999 annual meeting. Proprietary information may be omitted and the cost limited to a reasonable amount."

                      SUPPORTING STATEMENT OF SHAREOWNER

  "The proponents of this resolution believe that all human beings are called to seek justice and peace. An ethic of stewardship of the earth must include respect for humanity and for creation. Because we believe that corporate social responsibility in a successful free enterprise system demands ethical reflection and action upon activities that are socially useful as well as economically profitable, we recommend that the Board study include the following subjects:

  . Arms sales to governments that repress their citizens

  . The connection between arms sales and geographical or political instability

  . Lobbying and marketing activities, both in the United States and abroad, including costs

  . Sales of weapons, parts, technology, and components convertible to military use ("dual-use") to foreign governments

  . Transfers of technology, including co-production agreements

  The criteria proposed by the committee should include guidance for company management regarding these subjects.

  A YES vote recommends that the Board consider the above-listed criteria in a study of our company's military sales and production activities."

                THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

  The Corporation's military sales are conducted within the laws and regulations established by the United States Government. Exports of military equipment are controlled by the federal government in furtherance of the national security and foreign policy goals of the United States. Under U.S. laws, the federal government is responsible for the continuous supervision and general direction of foreign military sales, financing, cooperative projects and exports. Current law forbids sales to certain countries and requires that decisions on licensing of exports take into account whether the export of an article will contribute to an arms race, support international terrorism or increase the possibility of outbreak or escalation of conflict.

  The Corporation is committed to doing business in full compliance with all applicable laws and in accordance with the Corporation's Code of Ethics. The Board believes that these requirements are sufficient and therefore recommends that shareowners vote against this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS
                                                          -------
PROPOSAL.

                                  ITEM NO. 5
                              SHAREOWNER PROPOSAL

  A representative of the Service Employees International Union Master Trust, 1313 L Street, N.W., Washington, D.C. 20005, the beneficial owner of 39,700 shares of Common Stock, has given notice that the Trust intends to introduce the following proposal for adoption at the Annual Meeting:

                          TEXT OF SHAREOWNER PROPOSAL

  "WHEREAS the American political election process is the cornerstone of the country's democratic system of government, serving as the central means by which all citizens can participate in the public debate of ideas and elect representatives to protect and promote our collective interest; and

  WHEREAS the integrity of the American political election process is of critical importance to all citizens; and

  WHEREAS there has been a significant increase in the amount of money injected into the political election process in the form of "soft dollar" contributions from private sector contributors. (Soft dollar contributions are those financial contributions given by individuals or institutions to national and state political parties for "party building" purposes); and

  WHEREAS the significant increase in the amount of money injected into the political election system in the form of "soft dollar" contributions from private sector contributions has contributed to increasing public cynicism toward an electoral process in which a declining percentage of citizens are participating; and

  WHEREAS the direct contribution of corporate assets, held in the collective interest of all corporate shareholders, into the political election process without written contribution guidelines or contribution reporting to shareholders is inappropriate; therefore, be it

  RESOLVED that the shareholders of United Technologies Corp. (the "Company") urge the Board of Directors to establish corporate political contribution guidelines and reporting provisions that include the following features:

    1. Contribution Guidelines: The Board of Directors would present written contribution guidelines in the Company's annual report and Form 10-K that clearly define the issues and interests that the company is seeking to promote with its "soft dollar" political contributions; and

    2. Contribution Reporting: Comprehensive political contributions reporting would be provided in the Company's annual report and Form 10-K documenting all the entities that were the recipients of the Company's political "soft dollar" contributions during the previous twelve-month period."

                THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

  Federal and state laws restrict the amount and types of contributions that may be made to political parties and candidates. The Corporation complies with all applicable federal and state laws concerning political contributions. Legally permitted contributions to national and state political parties have been made from time to time in furtherance of the business interests of the Corporation. The aggregate amount contributed by the Corporation to national and state political parties is, however, not a material amount for financial reporting purposes. Contributions to national and state political parties must also be disclosed by the recipients under applicable federal law and the laws of certain states.

  The Board of Directors therefore concludes that guidelines and reporting with respect to political contributions are properly a subject for governmental regulation and recommends that shareowners vote against this proposal.

  THE BOARD OF DIRECTORS ACCORDINGLY RECOMMENDS THAT SHAREOWNERS VOTE AGAINST
                                                                      -------
THIS PROPOSAL.

                      SUBMISSION OF SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the 1999 annual meeting must be received by the Corporation no later than November 29, 1998. Proposals should be addressed to William H. Trachsel, Secretary, United Technologies Corporation, One Financial Plaza, Hartford, Connecticut 06101. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations established by the Securities and Exchange Commission.

  The Board of Directors carefully considers all proposals and suggestions from shareowners. When adoption is clearly in the best interest of the Corporation and the shareowners, and can be accomplished without shareowner approval, the proposal is implemented without inclusion in the proxy material. However, the Board of Directors does not necessarily agree with all shareowner proposals submitted and must oppose those with which it disagrees to fulfill the Board's obligations to represent and safeguard the best interests of shareowners as a whole.

       REPORT OF THE COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

  The following report is provided by the Board of Directors' Committee on Compensation and Executive Development (the "Committee"). The Committee supervises the Corporation's Executive Compensation Program (the "Program") and is responsible for all compensation actions affecting the Corporation's most senior executives.

 PROGRAM OBJECTIVES AND PHILOSOPHY

  The Program's primary objectives are to assure that the Corporation is able to attract, motivate and retain talented executives and to create an alignment of interests between the Corporation's executives and shareowners. Consistent with these objectives, the Program is designed to be competitive with other corporations, while placing a significant emphasis on the long term and at-risk components of compensation that vary with individual and corporate performance. The Committee encourages and regularly reviews stock ownership by the Corporation's most senior executives. Through the use of performance based compensation arrangements, the Committee structures the Program so that compensation will generally not be subject to the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code. However, compensation in excess of this limit may be paid when consistent with Program objectives.

 COMPENSATION PEER GROUP

  The Committee makes use of benchmark information concerning compensation paid by seventeen of the companies included in the Dow Jones 30 Industrial Index, as well as nineteen other companies (the "Compensation Peer Group"). Compensation Peer Group companies generally have characteristics similar to the Corporation such as diversified product lines, global operations and sales volumes and often compete with the Corporation for executive talent. Utilizing this benchmark information and other data provided by outside consultants, the Corporation targets the value of the Program for its most senior executives, including the named executive officers named in the Summary Compensation Table, to be at or slightly above the 50th percentile of the Compensation Peer Group.

 BASE SALARY

  Executive base salaries are designed to be competitive with salaries paid for similar positions at Compensation Peer Group companies. Individual executive performance is evaluated annually against a number of job specific requirements. These performance evaluations serve as the key element in determining the amount and timing of any base salary increase. Compensation Peer Group competitive information is also considered.

 ANNUAL INCENTIVE COMPENSATION

  The Annual Incentive Compensation Plan is designed to reward performance relative to annual goals established for the Corporation and the business units. For 1997, the corporate headquarters objectives were net income and cash flow, weighted 70% and 30%, respectively. The business units' objectives were earnings before interest and taxes, and cash flow, weighted 70% and 30%, respectively. The Committee determines the amount available for annual incentive cash awards at the corporate headquarters, based on achievement of the objectives described above and an overall judgment of corporate performance. The Chief Executive Officer (the "CEO") determines the amount available for annual incentive cash awards at each business unit based on achievement of objectives and an overall judgment of each business unit's performance. Individual awards are based on performance measured against objectives and a subjective assessment of the individual's overall contribution to business unit or corporate results.

  The CEO and the four other named executive officers' annual incentive compensation awards are paid solely from a pool of funds equal to no more than 0.75% of the Corporation's adjusted net income (the "Performance Pool"). The CEO is eligible to receive up to 30% and the other four participants are each eligible to receive up to 17.5% of the Performance Pool. The Committee retains the right to reduce the actual award to an amount less than a participant's allocated portion of the Performance Pool, based on objective and subjective factors as the Committee deems appropriate.

 LONG TERM INCENTIVE COMPENSATION

  The Corporation's Long Term Incentive Plan is designed to provide the Corporation's executives with the opportunity for financial reward directly correlated with increases in shareowner value and the achievement of pre-established long term financial objectives. For 1997, awards were granted in the form of stock options, restricted stock and dividend equivalent awards.

  The exercise price of stock options is the closing price of the Corporation's stock on the date of grant. The value of these awards is thus directly tied to increases in shareowner value after the date of grant. Stock options generally vest three years from the date of grant and remain exercisable for seven years thereafter.

  A Dividend Equivalent ("DE") is the right to receive payments equal to the quarterly dividend paid to the Corporation's shareowners. Under the 1997 Continuous Improvement Incentive Plan (the "CIIP"), executives are awarded one DE for each stock option granted. DEs become vested and payable solely on the basis of achievement of previously established corporate and/or business unit financial targets measured over a three-year period, as approved by the Committee. For 1997, the corporate headquarter's targets were earnings per share and return on capital, weighted equally. Each business unit has a financial target of either return on net operating assets or return on sales. No vesting of DEs occurs if aggregate achievement of performance targets is less than 90%. Payment of vested DEs awarded in 1997 will begin in March of 2000, and will continue for up to two to seven years, depending upon an executive's level. DE payments end when the DE term expires or the associated stock option is exercised, if sooner.

  In 1997, the Committee approved special performance-based stock option awards designed to provide incentives aligned directly with shareowner interests and to retain certain key members of the senior management team, including the named executive officers. The value of these awards will be measured by share price appreciation above the $75.875 grant price, and thus the awards are aligned directly with the creation of additional shareowner value. The awards will not be exercisable for nine years unless UTC's stock price averages at least $125 per share for thirty consecutive trading days. The target price of $125 represents an increase of approximately 65% over the share price on the date of grant.

 CHIEF EXECUTIVE OFFICER COMPENSATION

  Compensation decisions affecting the CEO were based on quantitative and qualitative factors relative to the Corporation's 1997 financial and operating results. The Committee does not employ a specific formula in its compensation decisions.

  The Committee approved compensation actions affecting the CEO that reflect a favorable assessment of his performance in 1997, as discussed below. Information about Compensation Peer Group CEOs and Mr. David's election to Chairman of the Board of Directors were also considered. Mr. David's base salary was increased and he received an incentive compensation award (as set forth in the Summary Compensation Table on page 18) that place his total cash compensation at approximately the 50th percentile of the Compensation Peer Group CEOs. Mr. David was granted 125,000 stock options and associated DEs under the CIIP. In recognition of the value of

Mr. David's leadership of the Corporation in the future, the Committee also approved a grant of 250,000 performance-based stock options linked to the target share price of $125. The guidelines for determining these stock option and DE awards and the vesting criteria for the performance-based stock options are discussed in "Long Term Compensation" above.

  During 1997, the Corporation again achieved record sales and profits. Diluted earnings per share increased 21%, from $3.48 to $4.21, net income increased 18% from $906 million to $1.072 billion, and return on equity was 24.5%, up from 21.1% in 1996. Available cash flow was $1.26 billion. Expanding the Corporation's core businesses through acquisitions, Carrier enhanced its position in commercial refrigeration and Pratt & Whitney increased its presence in the aftermarket engine repair and refurbishment business.

  Total shareowner return for 1997, including share price appreciation and dividends, from December 31, 1996 to December 31, 1997 was 12%, less than the S&P 500 at 33% and the Dow Jones 30 Industrials at 25%. Most of these differences are attributable to the Corporation's above average percentage of revenues derived from Asia, to the economic disruption there in the second half of 1997, and to responses in capital markets. The Committee, and UTC's Board, believe UTC's global strategies and emphasis to be sound and in the best interests of shareowners. Beginning with 1994, the year Mr. David became CEO, through 1997, total return to shareowners equaled 157%, compared to 128% for the S&P 500 and 132% for the Dow Jones Industrials. Return on equity has improved from 13.1% to 24.5%. Diluted earnings per share growth has averaged 26% annually, from $1.66 to $4.21.

  In addition to sustained and favorable financial performance by the Corporation, the Committee also considered other factors that reflect Mr. David's leadership. Significant gains were made in 1997 in environmental, health and safety measures. The Corporation continued its focus on quality and process improvements in all phases of its operations, and with significant successes. In 1997, Mr. David also launched a major supply management and purchasing economies program that is targeted to achieve recurring, annual savings exceeding $750 million by the year 2000. The Committee believes that such long term initiatives aimed at continuously improving quality and efficiency are fundamental to the long term competitiveness of the Corporation.

              COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

          Harold A. Wagner, Chairman        Frank P. Popoff
          Charles W. Duncan, Jr.            Jacqueline G. Wexler
          Jean-Pierre Garnier

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following Summary Compensation Table sets forth for the Corporation's Chief Executive Officer and the other four most highly compensated executive officers of the Corporation and its subsidiaries in 1997 (the "named executive officers") the compensation earned by such persons for services rendered in all capacities to the Corporation during each of the three fiscal years ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                      -------------------------------------
                                          ANNUAL COMPENSATION                 AWARDS              PAYOUTS
                                  ----------------------------------- ------------------------- -----------
                                                                                     SECURITIES
                                                         OTHER ANNUAL  RESTRICTED    UNDERLYING             ALL OTHER
                                                         COMPENSATION STOCK AWARDS    OPTIONS      LTIP     COMPENSA-
NAME AND PRINCIPAL POSITION  YEAR SALARY($)  BONUS($)(1)    ($)(2)       ($)(3)       /SARS(#)   PAYOUTS($) TION($)(5)
---------------------------  ---- ---------- ----------- ------------ ------------   ---------- ----------- ----------
G. David................     1997 $1,100,000 $1,700,000    $ 92,179    $        0     375,000    $161,200    $37,271
Chairman & CEO               1996 $1,025,000 $1,350,000    $ 90,758    $        0     150,000    $      0    $33,485
                             1995 $  976,667 $  900,000    $ 89,365    $        0     650,000    $ 44,499    $31,499
K. Krapek...............     1997 $  695,000 $1,000,000    $ 59,440    $        0     150,000    $ 74,400    $20,875
President, Pratt &
 Whitney                     1996 $  656,250 $  600,000    $ 59,223    $        0      60,000    $      0    $18,860
                             1995 $  620,000 $  500,000    $111,389    $        0     260,000    $ 24,600    $16,733
S. Page.................     1997 $  551,250 $  500,000    $ 86,525    $1,517,500(4)  140,000    $ 37,200    $46,330
President, Otis              1996 $  520,833 $  425,000    $ 65,698    $        0      40,000    $      0    $44,224
                             1995 $  497,917 $  400,000    $ 62,391    $        0     240,000    $ 13,087    $40,050
J. Lord.................     1997 $  442,500 $  350,000    $ 69,068    $1,517,500(4)  130,000    $ 19,840    $35,410
President, Carrier           1996 $  408,333 $  285,000    $ 74,814    $        0      30,000    $      0    $33,660
                             1995 $  328,606 $  250,000    $289,409    $        0     230,000    $  6,365    $27,990
I. Yoskowitz............     1997 $  500,000 $  275,000    $ 58,815    $        0      20,000    $ 37,200    $18,078
Executive Vice President     1996 $  500,000 $  200,000    $ 62,929    $        0      30,000    $      0    $16,591
and General Counsel          1995 $  497,917 $  335,000    $ 63,848    $        0     230,000    $ 19,725    $15,732

-------
  (1) Incentive compensation shown in the Bonus column for the named executive officers was paid from the Covered Employee Performance Pool of the Annual Executive Incentive Compensation Plan.

  (2) The amounts shown in this column for 1997 include: $32,201 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Krapek, Page, Lord and Yoskowitz of $46,713, $45,810, $60,000, $34,255 and $48,096, respectively; $26,193 in personal travel for Mr. Page; and a $17,500 relocation payment to Mr. Lord in 1997 associated with his 1995 transfer to Carrier Headquarters.

  (3) At the close of business on December 31, 1997, the following named executive officers held total non-vested restricted shares as follows: Mr.
Krapek: 100,000 shares valued at $7,281,250; Mr. Page: 20,000 shares valued at $1,456,250; and Mr. Lord: 20,000 shares valued at $1,456,250. The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 1997 by the number of restricted shares held. Regular quarterly dividends are paid on all shares of restricted stock.

  Mr. Krapek's restricted shares were granted with both performance and time-based restrictions on June 28, 1995 as reported in the 1996 Proxy Statement table on Long Term Incentive Plans. As a result of achieving the performance target on September 4, 1996, these shares are now scheduled to vest on June 28, 2000.

  (4) Consists of a grant of 20,000 shares of time-based restricted stock to each of Mr. Page and Mr. Lord, valued at the market price of Common Stock as of the date of grant. For each grant, 10,000 shares are scheduled to vest February 24, 1999 and 10,000 are scheduled to vest February 24, 2001.

  (5) For 1997, consisted of employer matching contributions in the Employee Savings Plan of $5,760 for each of the five named executive officers and life insurance premium payments by the Corporation of $31,511, $15,115, $40,570, $29,650 and $12,318, respectively, for Messrs. David, Krapek, Page, Lord and Yoskowitz.

  The following table sets forth information concerning individual grants of stock options made during the 1997 fiscal year to each named executive officer. No stock appreciation rights were granted during 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS (1)
                         -----------------------------------------------------------
                                               % OF TOTAL
                         NUMBER OF SECURITIES OPTIONS/SARS
                              UNDERLYING       GRANTED TO                             GRANT DATE
                             OPTIONS/SARS     EMPLOYEES IN EXERCISE PRICE EXPIRATION PRESENT VALUE
NAME                          GRANTED(#)      FISCAL YEAR      ($/SH)        DATE       ($)(2)
----                     -------------------- ------------ -------------- ---------- -------------
G. David................       125,000(3)         2.6%        $75.875     2/23/2007   $2,936,363
                               250,000(4)         5.3%        $75.875     2/23/2007   $5,872,725
K. Krapek...............        50,000(3)         1.1%        $75.875     2/23/2007   $1,174,545
                               100,000(4)         2.1%        $75.875     2/23/2007   $2,349,090
S. Page.................        40,000(3)         0.8%        $75.875     2/23/2007   $  939,636
                               100,000(4)         2.1%        $75.875     2/23/2007   $2,349,090
J. Lord.................        30,000(3)         0.6%        $75.875     2/23/2007   $  704,727
                               100,000(4)         2.1%        $75.875     2/23/2007   $2,349,090
I. Yoskowitz............        20,000(3)         0.4%        $75.875     2/23/2007   $  469,818

-------
  (1) Under certain circumstances, including a change of control of the Corporation, the Board of Directors, under the terms of the Corporation's Long Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof, or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

  (2) The values listed in this column are based on the Black-Scholes pricing model. The estimated values are based on a number of variables and include the following assumptions used in determining the value of the grant: interest rate of 6.25%, stock price volatility of 0.1518, and a dividend yield of 2.00%. The estimated values are not intended as a forecast of the future appreciation in the price of the Corporation's stock. If the Corporation's stock does not increase in value above the exercise price of the stock options, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

  (3) These stock options were granted on February 24, 1997, and will vest and become exercisable on February 24, 2000. These stock options include an equal number of Dividend Equivalents ("DEs"), which will be paid if, and to the extent, the executive vests in the DEs at the end of the three-year performance measurement period as a result of achieving proscribed performance objectives. Each DE entitles the holder to receive a cash payment equal to the quarterly dividend paid on one share of Common Stock for a specified period of time.

  (4) These stock options were granted on February 24, 1997, and will vest and become exercisable upon the earlier of (i) the date the closing price of the Corporation's Common Stock on the New York Stock Exchange averages $125.00 per share or higher for thirty consecutive trading days, or (ii) February 24, 2006.

  The following table sets forth information concerning the exercise of stock options and stock appreciation rights during the 1997 fiscal year by each of the named executive officers and the fiscal year end value of unexercised options and stock appreciation rights.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING         VALUE OF UNEXERCISED IN-THE-
                                                        UNEXERCISED OPTIONS/SARS      MONEY OPTIONS/SARS AT
                                                          AT FISCAL YEAR END(#)       FISCAL YEAR END($)(1)
                                                        ------------------------- -----------------------------
                         SHARES ACQUIRED VALUE REALIZED
NAME                     ON EXERCISE(#)      ($)(1)     EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----                     --------------- -------------- ----------- ------------- -----------------------------
G. David................     164,060       $8,891,533    1,605,000     525,000    $   65,187,813    $8,690,625
K. Krapek...............           0       $        0      664,000     270,000    $   28,366,250    $3,476,250
S. Page.................      50,000       $2,262,500      254,000     220,000    $    9,884,250    $2,317,500
J. Lord.................           0       $        0       39,000     190,000    $    1,724,875    $1,720,125
I. Yoskowitz............      62,000       $3,036,063      249,000      80,000    $    8,812,375    $1,738,125

-------
  (1) The value reported is based either on the closing price of the Common Stock on the date of exercise or on December 31, 1997, as applicable, and is calculated by subtracting the exercise price per share of the option or per stock appreciation right from the applicable closing price.

PERFORMANCE GRAPH

  The following graph presents the cumulative total shareowner return for the five years ending December 31, 1997 on the Corporation's Common Stock, as compared to the Standard & Poor's 500 Stock Index and to the Dow Jones 30 Industrial Average. The Common Stock price is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and that the starting value of each index and the investment in the Corporation's Common Stock was $100 on December 31, 1992.


                           [LINE GRAPH APPEARS HERE]

                               1992       1993        1994      1995      1996      1997
United Technologies          $100.00     $133.2      $139.2    $215.5    $306.8    $342.6
S&P 500 Index                $100.00     $110.1      $111.5    $153.4    $188.6    $251.5
Dow Jones 30 Industrials     $100.00     $117.0      $122.8    $168.2    $216.9    $270.9

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the "Severance Plan"). The Committee on Compensation and Executive Development has the authority to select the participants under the Severance Plan. Effective December 31, 1997, there were 26 key executives, including the five named executive officers, covered under the Severance Plan. The Severance Plan provides that in the event of termination of the participant's employment with the Corporation for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of the Corporation, as defined in the Severance Plan, the participant will receive: (i) a cash payment equal to three times the participant's highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation's Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation's pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to Severance Plan participants to the extent necessary to preserve the level of benefits provided in the Plan in the event of the imposition on any such participant of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

  In addition to the Severance Plan, 24 key executives, including the five named executive officers, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan (as described above).

PENSION PLAN

                                   PENSION PLAN TABLE
              -------------------------------------------------------------
                                    YEARS OF SERVICE
              -------------------------------------------------------------
REMUNERATION     15       20        25         30         35         40
------------  -------- -------- ---------- ---------- ---------- ----------
$  500,000    $146,600 $195,500 $  219,400 $  243,300 $  267,500 $  292,500
   750,000     221,600  295,500    331,900    368,300    405,000    442,500
 1,000,000     296,600  395,500    444,400    493,300    542,500    592,500
 1,250,000     371,600  495,500    556,900    618,300    680,000    742,500
 1,500,000     445,600  595,500    669,400    743,300    817,500    892,500
 1,750,000     521,600  695,500    781,900    868,300    955,000  1,042,500
 2,000,000     596,600  795,500    894,400    993,300  1,092,500  1,192,500
 2,250,000     671,600  895,500  1,006,900  1,118,300  1,230,000  1,342,500
 2,500,000     746,600  995,500  1,119,400  1,243,300  1,367,500  1,492,500

  The preceding table sets forth the estimated annual benefits payable upon retirement at age 65 under the Corporation's defined benefit pension plans, including the Corporation's supplemental plan for restoring benefits excluded under the tax qualified plan due to Internal Revenue Code limitations. Compensation covered by the pension plans consists of total cash remuneration in the form of salaries and wages, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the United Technologies Corporation Long Term Incentive Plan (shown in the Long Term Incentive Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit is calculated based on a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant's social security benefit, and years of credited service. As a result of Internal Revenue Code limitations, a substantial portion of senior executives' pension benefits are excluded from the Corporation's tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum or annual installments. Benefits under the supplemental plan are generally not funded in advance except in the event of a Change of Control.

  As of December 31, 1997, the executive officers named in the Summary Compensation Table had the following full years of credited service for determining benefits: G. David, 22 years; K. Krapek, 15 years; S. Page, four years; J. Lord, 16 years; and I. Yoskowitz, 18 years.

                                OTHER BUSINESS

  The Board of Directors knows of no other matters to be voted upon at the meeting. However, the persons named as proxies in the enclosed proxy card will exercise the authority conferred thereby to vote according to their best judgment upon any other business that may properly come before the meeting.

                              PROXIES AND VOTING

TABULATION AND SECRECY OF VOTES

  Pursuant to the Bylaws of the Corporation, the Board of Directors has appointed representatives of First Chicago Trust Company of New York to serve as Inspectors of Election to supervise the voting at the Annual Meeting. The Inspectors will decide all questions respecting the qualification of voters, the validity of the proxies and the acceptance or rejection of votes. None of the Inspectors is an officer, employee or shareowner of the Corporation. In addition, the Corporation has engaged the services of First Chicago Trust Company of New York to receive, inspect, tabulate and maintain custody of proxies returned to First Chicago Trust Company of New York. The Inspectors and all other persons, including employees of First Chicago Trust Company of New York and the Corporation, whose duties require the handling of proxies and tabulation of votes, have been instructed that the vote of any shareowner will be kept secret and shall not be disclosed except as may be required for legal purposes.

SOLICITATION

  Solicitation of proxies is being made on behalf of the Board of Directors through the mail, in person and by telephone. The cost of soliciting proxies will be borne by the Corporation. In addition, arrangements have been made with banks, brokerage houses and other custodians to send proxies and proxy soliciting material to the persons for whom they hold shares, and the Corporation will reimburse them for their reasonable expenses in so doing. The Corporation has also retained Georgeson & Company Inc., to aid in the solicitation of proxies at a fee estimated at $15,000, plus out-of-pocket expenses.

REVOCATION

  A shareowner executing and returning a proxy card in the form enclosed with this Proxy Statement has the power to revoke the proxy conferred thereby at any time before it is voted by giving written notice of such revocation to the Secretary of the Corporation, by submission of another proxy card bearing a later date, or by attending the meeting and requesting to vote in person.

SIGNATURES IN CERTAIN CASES

  If a shareowner is a corporation, the enclosed proxy card should be signed in its corporate name by an authorized officer and his/her title should be indicated. If stock is registered in the names of two or more trustees or other persons, the proxy card may be signed by one of them. If stock is registered in the name of a decedent, the proxy card must be signed by an executor or administrator, whose title as such must follow the signature.

QUORUM AND VOTE REQUIRED FOR APPROVAL

  The presence, in person or by proxy, of the owners of shares of ESOP Preferred Stock and Common Stock representing a majority of votes entitled to be cast by such owners will constitute a quorum for the transaction of business at the Annual Meeting. All duly executed proxies received by the Corporation will be counted for purposes of establishing a quorum, including proxies as to which an abstention or a broker non-vote is indicated with respect to a particular matter.

  Directors will be elected by a plurality of votes cast. The affirmative vote, in person or by proxy, of the owners of a majority of the shares constituting the quorum is required for the appointment of Price Waterhouse LLP as Independent Public Accountants, and for the approval of each shareowner proposal. If a shareowner abstains on any matter, the shareowner's shares will not be voted, which will have the same legal effect as a vote "against" the matter. Shares that are the subject of a broker non-vote on a particular matter also will have the same legal effect as a vote "against" the matter.

ACTION TO BE TAKEN UNDER THE PROXY

  In accordance with the recommendations of the Board of Directors, all proxies will be voted, if no contrary instruction is indicated on the proxy card, for the election as directors of the persons nominated by the Board of
      ---
Directors, for the appointment of Price Waterhouse LLP as Independent Public
           ---
Accountants, and against each of the shareowner proposals.
                 -------

  If any other business should properly come before the meeting, or any adjournment thereof, the persons named as proxies will vote on such matters according to their best judgment.

SAVINGS PLANS

  A proxy card has been sent to each employee who participates in a Savings Plan of the Corporation and has an investment in the UTC Stock Fund or in the Employee Stock Ownership Plan (the "ESOP"). Shares held in the UTC Stock Fund will be voted by the Trustee in accordance with the employee's directions. If an employee does not mark instructions on the card or if the employee does not return the instruction card, the Trustee will vote all such uninstructed shares in accordance with the instructions it receives with respect to a plurality of the shares for which instructions are received by the Trustee. All employer stock in the ESOP Fund that has been allocated to the employees' accounts for which the Trustee receives voting instructions will be voted in accordance with those instructions. All employer stock that has been allocated to the employees' accounts but for which the Trustee has not received voting instructions, and all unallocated shares in the ESOP account, will be voted by the Trustee in accordance with the instructions it receives with respect to a plurality of the shares that are allocated to the employees' ESOP accounts.

                                 ANNUAL REPORT

  The Corporation's Annual Report, including financial statements for the year 1997, was mailed to shareowners on or about February 16, 1998.

                                         William H. Trachsel
                                         Vice President and Secretary

Hartford, Connecticut
March 30, 1998

                  [LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

PROXY

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]
One Financial Plaza
Hartford, CT  06101

            Proxy Solicited on Behalf of the Board of Directors of
              the Corporation for Annual Meeting, April 30, 1998

The undersigned hereby appoints Charles W. Duncan, Jr., Robert H. Malott and Jacqueline G. Wexler, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 30, 1998, at 11:00 a.m., and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee under the United Technologies Corporation Employee Savings Plan to vote, in person or by proxy,
(i) the proportionate interest of the undersigned in the shares of Common Stock of United Technologies Corporation held by the Trustee under such Plan, and (ii) the proportionate interest of the undersigned in the shares of Series A ESOP Convertible Preferred Stock of United Technologies Corporation held by the Trustee under such Plan, in each case as described in the Proxy Statement.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holder cannot vote your shares unless you sign and return this card.
                                                                   -------------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                   -------------
 ................................................................................
                           FOLD AND DETACH HERE

                        United Technologies Corporation

                         Annual Meeting of Shareowners

                           Thursday, April 30, 1998
                                  11:00 a.m.
                              Four Seasons Hotel
                               One Logan Square
                          Philadelphia, Pennsylvania

[X]  Please mark your votes as in the example.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the nominees recommended by the Board of Directors, FOR proposal 2, and AGAINST proposals 3, 4, and 5, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the election of directors.
--------------------------------------------------------------------------------

Election of Directors.  Nominees:

Antonia Handler Chayes, George David, Charles W. Duncan, Jr., Jean-Pierre Garnier, Pehr G. Gyllenhammar, Karl J. Krapek, Charles R. Lee, Robert H. Malott, William J. Perry, Frank P. Popoff, Andre Villeneuve, Harold A. Wagner, and Jacqueline G. Wexler.
                                         FOR        WITHHELD

1.   Election of Directors               [_]           [_]


     Vote for all nominees except:

     ------------------------------------------------------

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR proposal 2.
--------------------------------------------------------------------------------

                                                FOR     AGAINST    ABSTAIN

2.   Appointment of Independent
     Public Accountants                         [_]       [_]        [_]

--------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST proposals 3, 4, and 5.
--------------------------------------------------------------------------------

3.   Shareowner Proposal Regarding
     Director Term Limits                       [_]       [_]        [_]

4.   Shareowner Proposal Regarding
     Military Contracts                         [_]       [_]        [_]

5.   Shareower Proposal Regarding
     Political Contributions                    [_]       [_]        [_]

--------------------------------------------------------------------------------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)                                       Date
            --------------------------------------      -------------
 ................................................................................
                              FOLD AND DETACH HERE



                              SHAREOWNER SERVICES

           Shareowner Dividend Reinvestment and Stock Purchase Plan
           --------------------------------------------------------

The Corporation has adopted a Shareowner Dividend Reinvestment and Stock Purchase Plan. The Plan provides eligible holders of the Corporation's Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of Common Stock without payment of a brokerage commission or service charge. Shareowners should carefully review the Plan Prospectus before investing. For more information and a Plan prospectus, contact First Chicago Trust Company of New York at 1-800-519-3111.

                          Direct Deposit of Dividends
                          ---------------------------

Shareholders receiving a dividend check may have payments deposited directly into their checking or savings account at any financial institution participating in the ACH network. Through an Electronic Funds Transfer, your dividend can be deposited electronically on the dividend payment date. To participate in Direct Deposit, contact First Chicago Trust Company of New York at 1-800-870-2340.

                              Company Information
                              -------------------

Our 24-hour-a-day toll-free telephone service provides recorded summaries of UTC's quarterly earnings information and other company news. Callers also may request copies of our quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Annual Report on Form 10-K. To access the service, dial 1-800-881-1914

Additional information about UTC can be found at our Internet site: http://www.utc.com